EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statement (No. 333-54270), as amended, of Humphrey Hospitality Trust, Inc. filed on February 9, 2001 on Form S-3 of our report dated March 8, 2001, with respect to the consolidated statements of operations, shareholders’ equity and cash flows of Humphrey Hospitality Trust, Inc. for the year ended December 31, 2000, which report appears in the Annual Report on Form 10-K of Humphrey Hospitality Trust, Inc. for the year ended December 31, 2002.

/s/ REZNICK FEDDER & SILVERMAN

March 31, 2003

Baltimore, Maryland